PROSPECTUS JULY 31, 1997

        CALVERT CAPITAL ACCUMULATION FUND
        CALVERT NEW VISION SMALL CAP FUND
  4550 MONTGOMERY AVENUE, BETHESDA, MARYLAND
                    20814

 .................................................

Calvert Capital Accumulation Fund seeks
long-term capital appreciation by investing primarily in the stock of small- to medium-sized companies using the talent of one or more investment subadvisors. The market capitalization of companies chosen for investment will generally be within the range of capitalization of the S&P 400 Mid-Cap Index, but the Fund may also invest in larger and smaller companies as deemed appropriate. It is the Advisor's intent that on average, the market capitalization of the companies represented in the Fund's portfolio will be mid-sized, with a slight bias toward the growth-style of investing. Other investments may include foreign securities, convertible issues, and certain options and futures transactions. The Fund will take reasonable risks in seeking to achieve its investment objective.

Calvert New Vision Small Cap Fund seeks to achieve long-term capital appreciation by investing primarily in the equity securities of small companies1 publicly traded in the United
States. In seeking capital appreciation, the Fund invests primarily in the equity securities of small capitalized growth companies
(including American Depositary Receipts
("ADRs")) that have historically exhibited exceptional growth characteristics and that, in the Advisor's opinion, have strong earnings potential relative to the U.S. market as a whole. The Fund employs aggressive investment strategies that have the potential for yielding high returns. The Fund will take reasonable risks in seeking to achieve its investment objective. There is, of course, no assurance that the Fund will be successful in meeting its objective since there is risk involved in the ownership of all equity securities.

Share prices of both funds may experience substantial fluctuations so that your shares may be worth less than when you originally purchased them. Income is not an objective of either Fund; the Funds should not be used to meet short-term financial needs.

 .................................................

Responsible Investing

To the extent possible, investments are made in enterprises that make a significant contribution to our society through their products and services and through the way they do business.


----------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE
COMMISSION OR ANY STATE SECURITIES
COMMISSION, NOR HAS THE FEDERAL OR ANY STATE
SECURITIES COMMISSION PASSED ON THE ACCURACY
OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

SHARES OF THE FUNDS ARE NOT DEPOSITS OR
OBLIGATIONS OF, OR GUARANTEED OR ENDORSED
BY, ANY BANK, AND ARE NOT FEDERALLY INSURED
BY THE FDIC, THE
FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY.
WHEN INVESTORS SELL SHARES OF THE FUND, THE
VALUE MAY BE HIGHER OR LOWER THAN THE AMOUNT
ORIGINALLY PAID.




1 Currently those with a total capitalization of less than $1 billion at the time of the Fund's initial investment.

Purchase Information
The Funds both offer two classes of shares, each with different expense levels and sales charges. You may choose to purchase (i) Class A shares, with a sales charge imposed at the time you purchase the shares ("front-end sales charge"); or (ii) Class C shares which impose neither a front-end sales charge nor a contingent deferred sales charge. Class C shares are not available through all dealers.
Class C shares have a higher level of expenses than Class A shares, including higher Rule
12b-1 fees. These alternatives permit you to choose the method of purchasing shares that is most beneficial to you, depending on the amount of the purchase, the length of time you expect to hold the shares, and other circumstances.
See "Alternative Sales Options" for further details.

 .................................................

To Open An Account
Call your investment professional, or complete and return the enclosed Account Application.
Minimum initial investment is $2,000 (may be lower for certain retirement plans).

 .................................................

About This Prospectus

Please read this Prospectus for information you should know before investing, and keep it for future reference. A Statement of Additional
Information ("SAI") (dated July 31, 1997) has been filed with the Securities and Exchange
Commission (the "Commission") and is
incorporated by reference. This free Statement is available upon request from the Fund:
800-368-2748. The Commission maintains a website (http://www.sec.gov) that contains the
SAI, material incorporated by reference, and other information regarding registrants that file electronically with the Commission.



-------------------------------------------------
                  FUND EXPENSES
 .................................................

                                     Capital Accumulation          New Vision
                                           Fund                  Small Cap Fund
A.Shareholder Transaction Costs          Class A  Class C      Class A  Class C
  Maximum Front-End Sales Charge
  on Purchases (as a percentage of
  offering price)                          4.75%     None          4.75%   None

  Maximum Contingent Deferred Sales Charge  None      None         None    None
 .................................................

B.  Annual Fund Operating Expenses (Fiscal Year
     1997)
    (as a percentage of average net assets)
    Management Fees                          0.90%     0.90%     0.90%   0.90%
    Rule 12b-1 Service and Distribution Fees 0.35%     1.00%     0.25%   1.00%

    Other Expenses                           0.71%     1.35%    0.35%3  0.60%3
-------------------------------------------------
    Total Fund Operating Expenses2           1.96%     3.25%     1.50%   2.50%




2 Net Fund Operating Expenses after reduction for fees paid indirectly for the Capital
Accumulation fund were:
   Class A - 1.86%, Class C - 3.14%
3 Estimated

C. Example:
     You would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return; (2) redemption at the end of each period; and (3) for Class A, payment of maximum initial sales charge at time of purchase:


                                     1 Year     3 Years    5 Years    10 Years

 Capital Accumulation Fund  Class A     $66       $106       $148       $265
                            Class C     $33       $100       $170       $355
 New Vision Small Cap Fund  Class A     $62        $93        N/A        N/A
                            Class C     $25        $78        N/A        N/A

The example should not be considered a
representation of past or future expenses.
Actual expenses and return may be higher or lower than those shown.

Explanation of Table: The purpose of the table is to assist you in understanding the various costs and expenses that an investor in the Fund would bear directly (shareholder transaction costs) or indirectly (annual fund operating expenses).

 .................................................

Shareholder Transaction Costs
are charges you pay when you buy or sell shares
of the Fund. See "Reduced Sales Charges" to see
if you qualify for possible reductions in the
sales charge. If you request a wire redemption
of less than $1,000, you will be charged a $5
wire fee.
 .................................................

Annual Fund Operating Expenses
are based on fiscal 1997 historical expenses for the Capital Accumulation Fund and are estimates for the New Vision Small Cap Fund.
Management fees are paid by the Funds to the Advisor for managing the Fund's investments and business affairs. Management fees include the subadvisory fees paid by Calvert Asset
Management Company, Inc. (the "Advisor") to the various subadvisors and the administrative service fee paid to Calvert Administrative
Services Company. Management Fees have been restated to reflect expenses anticipated in the current fiscal year. (See "Management of the Fund") The Management fees for the Capital
Accumulation Fund are subject to a performance adjustment which could cause the fee to be as high as 0.95% or as low as 0.65%, depending on performance. The Funds incur Other Expenses for maintaining shareholder records, furnishing shareholder statements and reports, and other services. Management Fees and Other Expenses have already been reflected in the Funds' daily share price and are not charged directly to individual shareholder accounts. Please refer to "Management of the Fund" for further information. The Advisor may voluntarily defer fees or assume expenses of the Funds. The respective Investment Advisory Agreements provide that the Advisor may, to the extent permitted by law, later recapture any fees it deferred or expenses it assumed during the two prior years.

The Funds' Rule 12b-1 fees include an
asset-based sales charge. Thus, long-term shareholders in each Fund may pay more in total sales charges than the economic equivalent of the maximum front-end sales charge permitted by rules of the National Association of Securities
Dealers, Inc. In addition to the compensation itemized above (sales charge and Rule 12b-1 service and distribution fees), certain broker/dealers and/or their salespersons may receive certain compensation for the sale and distribution of the securities or for services to the Funds. See the SAI, "Method of Distribution."

                FINANCIAL HIGHLIGHTS
 .....................................................

The following table provides information about the financial history of the Funds' Class A and C shares. It expresses the information in terms of a single share outstanding for the Fund throughout each period. The table has been audited by Coopers
& Lybrand, L.L.P., whose reports are included in the Annual Reports to Shareholders of the Fund. The table should be read in conjunction with the financial statements and their related notes. The current Annual Report to Shareholders is incorporated by reference into the SAI.

                                 Class A Shares

                                                                  From Oct.31,
                                        Period Ended   Year Ended 1994(incep-
                                        March 31,      Sept. 30,  tion)to Sept.
                                        1997           1997       30, 1997
Capital Accumulation Fund
Net asset value, beginning of period  $     22.55     $  21.48        $ 15.00
Income from investment operations
   Net investment income (loss)              (.14)       (.24)          (.11)
   Net realized and unrealized gain (loss)   1.12)       1.88            6.61
     Total from investment operations        1.26)       1.64            6.50
Distributions from
   Net investment income                        -           -           (.02)
   Net realized gains                           -         (.57)         -
     Total Distributions                        -         (.57)         (.02)
Total increase (decrease) in
net asset value                                (1.26)     1.07           6.48
Net asset value, ending                   $     21.2   $  22.55      $  21.48
Total return<F4>                               (5.59%)      7.92%      43.40%
Ratio to average net assets:
   Net investment income (loss)            (1.27%)(a)      (1.56%)  (1.55%)(a)
   Total expenses<F5>                         1.96%(a)        2.16%  2.35  (a)
   Net expenses                              1.86%(a)        1.98%   2.06% (a)
   Expenses reimbursed                             -       -          .05% (a)
Portfolio turnover                               117%         114%         95%
Average commission rate paid              $     .0541      $  .0563   $    -
Net assets, ending (in thousands)         $    41,070      $  39,834 $  16,111
Number of shares outstanding,
ending (in thousands)                           1,929        1,767         750


<F4> Total return is not annualized and does not
reflect deduction of Class A front-end sales
charges.
<F5> This ratio reflects total expenses before
reduction for fees paid indirectly; such reductions
are included in the                         ratio
of net expenses.
(a)  Annualized


                                 Class C Shares

                                                                   From Oct.31,
                                        Period Ended  Year Ended   1994(incep-
                                        March 31,      Sept. 30,   tion)to Sept.
                                        1997           1997        30, 1997


Capital Accumulation Fund
Net asset value, beginning of period     $     22.34   $  21.55        $ 15.00
Income from investment operations
   Net investment income (loss)                (.27)        (.55)        (.15)
   Net realized and unrealized gain (loss)
(1.11)                                          1.91         6.70
     Total from investment operations         (1.38)         1.36         6.55
Distributions from
   Net investment income                         -            -             -
   Net realized gains                            -           (.57)          -
     Total Distributions                         -           (.57)          -
Total increase (decrease) in
net asset value                               (1.38)        .79           6.55
Net asset value, ending                  $     20.96   $  22.34       $  21.55
Total return<F6>                              (6.18%)        6.56%      43.67%
Ratio to average net assets:
   Net investment income (loss)           (2.56%)(a)      (2.82%)   (3.13%)(a)
   Total expenses<F7>                        3.25%(a)       3.42%     3.79%(a)
   Net expenses                             3.14%(a)        3.24%     3.50%(a)
   Expenses reimbursed                             -         -        2.79%(a)
Portfolio turnover                              117%         114%          95%
Average commission rate paid             $     .0541        $  .0563   $ -
Net assets, ending (in thousands)        $     3,054        $  3,164  $  1,992
Number of shares outstanding,
ending (in thousands)                            146          142           92

<F6> Total return is not annualized and does not
reflect deduction of Class A front-end sales
charges.
<F7> This ratio reflects total expenses before
reduction for fees paid indirectly; such reductions
are included in the                         ratio
of net expenses.
(a) Annualized


                                           Class A Shares     Class C Shares
                                           From Jan. 31,      From Jan, 31
                                           1997 (inception)   1997 (inception)
                                           to March 31, 1997  to March 31, 1997

New Vision Small Cap Fund
Net asset value, beginning of period        $         15.00          $  15.00
Income from investment operations
   Net investment income (loss)                           -              -
   Net realized and unrealized gain (loss)           (3.01)            (3.01)
     Total from investment operations                (3.01)            (3.01)
Distributions from
   Net investment income                               -                 -
   Net realized gains                                  -                 -
     Total Distributions                               -                 -
Total increase (decrease) in
net asset value                                      (3.01)            (3.01)
Net asset value, ending                     $         11.99          $  11.99
Total return<F8>                                    (20.07%)          (20.07%)
Ratio to average net assets:
   Net investment income (loss)
    Total expense<F9>                                .82%(a)          .82%(a)
   Net expenses                                       -             -
   Expenses reimbursed                             8.96%(a)         21.08%(a)
Portfolio turnover                                      97%               97%
Average commission rate paid                $         .0500          $  .0500
Net assets, ending (in thousands)           $         1,215            $  200
Number of shares outstanding,
ending (in thousands)                                   101                17


<F8> Total return is not annualized and does not
reflect deduction of Class A front-end sales charges.
<F9> This ratio reflects total expenses before
reduction for fees paid indirectly; such reductions are included in the ratio of net expenses.
(a) Annualized

INVESTMENT OBJECTIVE AND POLICIES
 .................................................

The Capital Accumulation Fund seeks to provide long-term capital appreciation by investing, under normal market conditions, at least 65% of its assets in the equity securities of small- to mid-sized companies.

The Capital Accumulation Fund seeks to provide long-term capital appreciation by investing primarily in a nondiversified portfolio of the equity securities of small- to mid-sized companies that are undervalued but demonstrate a potential for growth. The Fund will rely on its proprietary research to identify stocks that may have been overlooked by analysts, investors, and the media, and which will generally be within the range of capitalization of the S&P 400 Mid-Cap Index, but which may be larger or smaller as deemed appropriate.
Investments may also include, but are not limited to, preferred stocks, foreign securities, convertible securities, bonds, notes and other debt securities. The Fund may use certain futures and options, invest in repurchase agreements, and lend its portfolio securities. The Fund will take reasonable risks in seeking to achieve its investment objective.
There is, of course, no assurance that the Fund will be successful in meeting its objective since there is risk involved in the ownership of all equity securities. The Fund's investment objective is not fundamental and may be changed without shareholder approval. The Fund will notify shareholders at least thirty days in advance of a change in the investment objective of the Fund so that shareholders may determine whether the Fund's goals continue to meet their own.

 .................................................

The Capital Accumulation Fund has a pool of several portfolio managers from which to choose.

The Capital Accumulation Fund will use the services of one or more investment subadvisors as portfolio managers in selecting companies in which to invest. Taking into account the individual styles of the portfolio managers, the Advisor will allocate assets to achieve the Fund's objective. The portfolio managers will select investments by examining such factors as company growth prospects, industry economic outlook, new product development, management, security value, risk, and financial characteristics.

 .................................................

New Vision Small Cap Fund

The Calvert New Vision Small Cap Fund seeks to provide long-term capital appreciation by investing primarily in equity securities of companies that have small market capitalizations. In seeking capital appreciation, the Fund invests primarily in equity securities of small capitalized growth companies that have historically exhibited exceptional growth characteristics and that, in the Advisor's opinion, have strong earnings potential relative to the U.S. market as a whole. The Fund's investment objective is not fundamental and may be changed without shareholder approval.

The New Vision Small Cap Fund pursues the objective of capital appreciation by investing primarily in equity securities of primarily small companies with promising growth potential. These companies typically are developing innovative products or services to seize emerging opportunities.

Under normal circumstances, the New Vision
Small Cap Fund will invest at least 65% of its total assets in equity securities of companies publicly traded in the United States (currently those with a total market capitalization of under $1 billion at the time of the Fund's initial investment).
The New Vision Small Cap Fund considers issuers of all industries with operations in all geographic markets, and does not seek interest income or dividends. Equity securities may include common stocks, preferred stocks, convertible securities and warrants. In selecting equity investments, the Fund focuses on individual companies by screening over nine thousand stocks traded on all major U.S. stock exchanges. By applying proprietary stock selection criteria, the Fund identifies suitable investments to buy. The Fund may hold cash or cash equivalents for temporary defensive purposes or to enable it to take advantage of buying opportunities. There is, of course, no assurance that the Fund will be successful in meeting its objective.

Companies whose capitalization increases or decreases after initial purchase by the Fund continue to be considered small-capitalized for purposes of the 65% policy. Accordingly, less than 65% of the Fund's total assets may be invested in securities of issuers of companies publicly traded in the United States (currently those with a total market capitalization of less than $1 billion).

The New Vision Small Cap Fund will normally be as fully invested as practicable in common stocks (including ADRs), but also may invest in warrants and rights to purchase common stocks and in debt securities and preferred stocks convertible into common stocks (collectively,
"equity securities").



-------------------------------------------------
         INVESTMENT TECHNIQUES AND RISKS
 .................................................

Risks

A company's market capitalization is the total market value of its outstanding equity securities. The value of the Fund's investments will vary from day to day, and generally reflect market conditions, interest rates and other company, political, or economic news. In the short-term, stock prices can fluctuate dramatically in response to these factors. Over time, however, stocks have shown greater growth potential than other types of securities.

 .................................................

Nondiversified

There may be risks associated with the Capital
Accumulation Fund being nondiversified.
Specifically, since a relatively high
percentage of the assets of the Capital
Accumulation Fund may be invested in the obligations of a limited number of issuers, the value of the shares of the Capital Accumulation
Fund may be more susceptible to any single economic, political or regulatory event than the shares of a diversified fund would be.

 .................................................

Small Cap Issuers
While any investment in securities carries a certain degree of risk, the approach of the Fund is designed to maximize growth in relation to the risks assumed. The securities of small cap issuers may be less actively traded than the securities of larger issuers, may trade in a more limited volume, and may change in value more abruptly than securities of larger companies. Information concerning these securities may not be readily available so that the companies may be less actively followed by stock analysts. Small-cap issuers do not usually participate in market rallies to the same extent as more widely-known securities, and they tend to have a relatively higher percentage of insider ownership.

Investing in smaller, new issuers generally involves greater risk than investing in larger, established issuers. Companies in which the Fund is likely to invest may have limited product lines, markets or financial resources and may lack management depth. The securities in such companies may also have limited marketability and may be subject to more abrupt or erratic market movements than securities of larger, more established companies or the market averages in general. Accordingly an investment in the Fund may not be appropriate for all investors.

 .................................................

Temporary defensive positions

Under normal market conditions the Fund strives to be fully invested in securities. However, for temporary defensive purposes -which may include a lack of adequate purchase candidates or an unfavorable market environment-the
Capital Accumulation Fund may invest up to 100% of its total assets, and the New Vision Small
Cap Fund may invest up to 35% of its total assets, in cash or cash equivalents. Cash equivalents include instruments such as, but not limited to, U.S. government and agency obligations, certificates of deposit, bankers' acceptances, time deposits, commercial paper, short-term corporate debt securities and repurchase agreements.

 .................................................

The Fund currently intends to invest in no more than 5% of its net assets in noninvestment-grade debt obligations.

Although the Capital Accumulation Fund invests primarily in equity securities, it may invest in debt securities and, although the New Vision
Small Cap Fund also invests primarily in equity securities, it may invest up to 35% of its total assets in debt securities, excluding money market instruments. These debt securities may consist of investment-grade and noninvestment-grade obligations.
Investment-grade obligations are those which, at the date of investment, are rated within the four highest grades established by Moody's
Investors Services, Inc. (Aaa, Aa, A, or Baa) or by Standard and Poor's Corporation (AAA, AA,
A, or BBB), or, if unrated, are deemed to be of comparable quality by the Advisor.
Noninvestment-grade securities are those rated below Baa or BBB, or unrated obligations that the investment subadvisor has determined are not investment-grade; such securities are speculative in nature, the Funds currently intend to limit such investments to 5% of their respective net assets. The Funds will not buy debt securities rated lower than C.

 .................................................

Interest-rate risk

All fixed income instruments are subject to interest-rate risk: that is, if market interest rates rise, the current principal value of a bond will decline. In general, the longer the maturity of the bond, the greater the decline in value will be.

The Fund may use options and futures as
defensive strategies.
The Capital Accumulation Fund may attempt to reduce the overall risk of its investments by using options and and futures contracts. An option is a legal contract that gives the holder the right to buy or sell a specified amount of the underlying interest at a fixed or determinable price (called the exercise or strike price) upon exercise of the option. A futures contract is an agreement to take delivery or to make delivery of a standardized quantity and quality of a certain commodity during a particular month in the future at a specified price. The Subadvisors will make decisions whether to invest in these instruments based on market conditions, regulatory limits and tax considerations. If this strategy is used, the Fund may be required to cover assets used for this purpose in a segregated account for the protection of shareholders.

In extraordinary circumstances, the New Vision
Small Cap Fund may use options and futures contracts to increase or decrease its exposure to changing security prices, interest rates, or other factors that affect security values.
These techniques may involve derivative
transactions such as buying and selling options and futures contracts and leveraged notes, entering into swap agreements, and purchasing indexed securities. The Fund can use these practices only as protection against an adverse move of the holdings in the Fund to adjust the risk and return characteristics of the Fund.
The decision to invest in these instruments will be based on market conditions, regulatory limits and tax considerations. If market conditions are judged incorrectly, a strategy does not correlate well with the Fund's investments, or if the counterparty to the transaction does not perform as promised, these techniques could result in a loss. These techniques may increase the volatility of the Fund and may involve a small investment of cash relative to the magnitude of the risk assumed.
Any instruments determined to be illiquid are subject to the Fund's limitation on illiquid securities. See below and the Statement of Additional Information for more details about these strategies.

 .................................................

Risks of using defensive strategies

There can be no assurance that engaging in options, futures, or any other defensive strategy will be successful. While defensive strategies are designed to protect the Funds from potential declines, if the Subadvisor misgauges market values, interest rates, or other economic factors, the Funds may be worse off than had they not employed the defensive strategy. While the Subadvisors attempt to determine price movements and thereby prevent declines in the value of portfolio holdings, there is a risk of imperfect or no correlation between price movements of portfolio investments and instruments used as part of a defensive strategy so that a loss is incurred.
While defensive strategies can reduce the risk of loss, they can also reduce the opportunity for gain since they offset favorable price movements. The use of defensive strategies may result in a disadvantage to the Funds if a Fund is not able to purchase or sell a portfolio holding at an optimal time due to the need to cover its transaction in its segregated account, or due to the inability of a Fund to liquidate its position because of its relative illiquidity.

 .................................................

Repurchase agreements

The Funds may engage in repurchase agreements to earn a higher rate of return than it could earn simply by investing in the obligation which is the subject of the repurchase agreement. The Funds will only engage in repurchase agreements with recognized securities dealers and banks determined to present minimal credit risk by the Advisor under the direction and supervision of the Funds' respective Board of Directors/Trustees.
In addition, the Funds will only engage in repurchase agreements reasonably designed to fully secure during the term of the agreement, the seller's obligation to repurchase the underlying security. The Funds will monitor the market value of the underlying security during the term of the agreement. If the seller defaults on its obligation to repurchase and the value of the underlying security declines, the Funds may incur a loss and may incur expenses in selling the underlying security.
Repurchase agreements are always for periods of less than one year, and are considered illiquid if not terminable within seven days.

 .................................................

Foreign Securities and ADRs

The New Vision Small Cap Fund may invest up to
15% of its total assets in ADRs. The Capital
Accumulation Fund may also invest in ADRs, subject to the restrictions applicable to investments in foreign securities discussed below. By investing in ADRs rather than directly in foreign issuers' stock, the Funds may avoid some currency and some liquidity risks. The information available for ADRs is subject to the more uniform and more exacting accounting, auditing and financial reporting standards of the domestic market or exchange on which they are traded. U.S. dollar-denominated
ADRs, which are traded in the U.S. on exchanges or over the counter, are receipts typically issued by a U.S. bank or trust company which evidence ownership of underlying securities of a foreign corporation. In general, there is a large, liquid market in the U.S. for many ADRs.

The Capital Accumulation Fund may invest up to 25% of its assets in the securities of foreign issuers, although it currently holds or intends to hold no more than 5% of its assets in such securities. The Capital Accumulation Fund may purchase foreign securities directly, on foreign markets, or those represented by ADRs, or other receipts evidencing ownership of foreign securities, such as International
Depositary Receipts and Global Depositary
Receipts. Foreign securities may involve additional risks, including currency fluctuations, risks relating to political or economic conditions, and the potentially less stringent investor protection and disclosure standards of foreign markets. These factors could make foreign investments, especially those in developing countries, less liquid and more volatile. In addition, the costs of foreign investing, including withholding taxes, brokerage commissions and custodial costs are generally higher than for U.S. investments. See the SAI for more information on investing in foreign securities.

 .................................................

The Funds may lend their portfolio securities.

Both Funds may lend portfolio securities to member firms of the New York Stock Exchange and commercial banks with assets of one billion dollars or more, although the New Vision Small
Cap Fund does not intend to do so and the Capital Accumulation Fund does not currently intend to lend more than 5% of its portfolio securities. The advantage of such loans is that the Funds continue to receive the equivalent of the interest earned or dividends paid by the issuers on the loaned securities while at the same time earning interest on the cash or equivalent collateral which may be invested in accordance with the Funds' investment objective, policies and restrictions. As with any extension of credit, there may be risks of delay in recovery and possibly loss of rights in the loaned securities should the borrower of the loaned securities fail financially.

 .................................................

Borrowing

The New Vision Small Cap Fund may borrow money from banks (and pledge its assets to secure such borrowing) for temporary or emergency purposes, but not for leverage. Such borrowing may not exceed one third of the value of the Fund's total assets.

High Social Impact Investments

The Funds have both adopted nonfundamental policies that permit investments which, with respect to the Capital Accumulation Fund, may be up to three percent, and with respect to the New Vision Small Cap Fund, may be up to one percent, of that Fund's assets in securities that offer a rate of return below the then-prevailing market rate and that present attractive opportunities for furthering each
Fund's social criteria ("High Social Impact
Investments"). These securities are typically illiquid and unrated and are generally considered noninvestment-grade debt securities, which involve a greater risk of default or price decline than investment-grade securities.
Through diversification and credit analysis and limited maturity, investment risk can be reduced, although there can be no assurance that losses will not occur. The High Social
Impact Investments committee of the Board of Directors/Trustees identifies, evaluates and selects these investments, subject to ratification by the respective Board.



-------------------------------------------------
    SOCIALLY RESPONSIBLE INVESTMENT CRITERIA
 .................................................

The Funds carefully review company policies and behavior regarding social issues important to quality of life:



   environment        employee relations     product criteria

   weapons systems    nuclear energy         human rights


Once securities are determined to fall within the investment objective of a Fund and are deemed financially viable investments, they are analyzed according to the social criteria described below. These social screens are applied to potential investment candidates by the Advisor in consultation with the Subadvisors.

The following criteria may be changed by the respective Fund's Board of Directors/Trustees without shareholder approval:
     (1) The Funds avoid investing in companies that, in the Advisor's opinion, have significant or historical patterns of violating
environmental regulations, or otherwise have an egregious environmental record. Additionally, the Funds will avoid investing in nuclear power plant operators and owners, or manufacturers of key components in the nuclear power process.

     (2) The Funds will not invest in companies that are significantly engaged in weapons production. This includes weapons systems contractors and major nuclear weapons systems contractors.

     (3) The Funds will not invest in companies that, in the Advisor's opinion, have significant or historical patterns of discrimination against employees on the basis of race, gender, religion, age, disability or sexual orientation, or that have major labor-management disputes.

     (4) The Funds will not invest in companies that are significantly involved in the manufacture of tobacco or alcohol products. The
Funds will not invest in companies that
make products or offer services that, under proper use, in the Advisor's opinion, are considered harmful.

The Advisor will seek to review companies' overseas operations consistent with the social criteria stated above.

While the Funds may invest in companies that exhibit positive social characteristics, it makes no explicit claims to seek out companies with such practices.



TOTAL RETURN
 .................................................

The Funds may advertise total return for each class of shares. Total return is based on historical results and is not intended to indicate future performance.

Total return is calculated separately for each class. It includes not only the effect of income dividends but also any change in net asset value, or principal amount, during the stated period. The total return of a class shows its overall change in value, including changes in share price and assuming all of the class' dividends and capital gain distributions are reinvested. A cumulative total return reflects the class' performance over a stated period of time. An average annual total return
("return with maximum load") reflects the hypothetical annual compounded return that would have produced the same cumulative total return if the performance had been constant over the entire period. Because average annual returns tend to smooth out variations in the returns, you should recognize that they are not the same as actual year-by-year results. Both types of return usually will include the effect of paying the front-end sales charge, in the case of Class A shares. Of course, total returns will be higher if sales charges are not taken into account. Quotations of "return without maximum sales load" do not reflect deduction of the sales charge. You should consider these figures only if you qualify for a reduced sales charge, or for purposes of comparison with comparable figures which also do not reflect sales charges, such as mutual fund averages compiled by Lipper Analytical
Services, Inc. ("Lipper"). Further information about the Funds' performance is contained in its Annual Report to Shareholders, which may be obtained without charge.



-------------------------------------------------
             MANAGEMENT OF THE FUND
 .................................................

The Funds' Board of Directors/Trustees
supervise the Funds' activities and review their contracts with companies that provide them with services.

The Capital Accumulation Fund is a series of Calvert World Values Fund, Inc. an open-end management investment company organized as a Maryland corporation on February 14, 1992. The other series is the International Equity Fund, a socially-screened portfolio of equity securities from around the world.

The New Vision Small Cap Fund is a series of
The Calvert Fund (the "Trust"), an open-end management investment company organized as a Massachusetts business trust on March 15, 1982.
The other series of the Trust are the Calvert
Income Fund and Calvert Strategic
Growth Fund.

Neither Fund is required to hold annual
shareholder meetings, but special meetings may be called for certain purposes such as electing
Directors/Trustees, changing fundamental policies, or approving a management contract.
As a shareholder, you receive one vote for each share of a Fund you own, except that matters affecting classes differently, such as
Distribution Plans, will be voted on separately by class.

Calvert Asset Management Company, Inc. serves as Advisor to the Funds.
Calvert Asset Management Company, Inc. (the
"Advisor") is both Funds' investment advisor.
The Advisor provides the Funds with investment supervision and management; administrative services and office space; furnishes executive and other personnel to the Funds; and pays the salaries and fees of all Directors/Trustees who are affiliated persons of the Advisor. The
Advisor may also assume and pay certain
advertising and promotional expenses of the Funds and reserves the right to compensate broker-dealers in return for their promotional or administrative services. The Funds pay all other operating expenses as noted in the SAI.

 .................................................

Calvert Group is one of the largest investment management firms in the Washington, D.C. area.

Calvert Group, Ltd., parent of the Fund's
Advisor, transfer agent and distributor, is a subsidiary of Acacia Mutual Life Insurance
Company of Washington, D.C. Calvert Group is one of the largest investment management firms in the Washington, D.C. area. Calvert Group,
Ltd. and its subsidiaries are located at 4550
Montgomery Avenue, Suite 1000N, Bethesda,
Maryland 20814. As of March 31, 1997, Calvert
Group managed and administered assets in excess of $5.1 billion and more than 225,000 shareholder and depositor accounts.

 .................................................

The Advisor receives a fee based on a
percentage of the Fund's assets.

The respective Investment Advisory Agreements between the Funds and the Advisor both provide that the Advisor is entitled to a base annual fee, payable monthly, of 0.80% of the Capital
Accumulation Fund's, and 0.90% of the New
Vision Small Cap Fund's, average daily net assets. For its services during the fiscal year ended March 31, 1997, pursuant to the Investment Advisory Agreements, the Advisor received an investment advisory fee of 0.80% of the Capital Accumulation Fund's average daily net assets, and waived the advisory fee for the New Vision Small Cap Fund.

With respect to the Capital Accumulation Fund, the Advisor may earn (or have its fee reduced by) a performance adjustment based on the extent to which performance of the Fund exceeds or trails the Standard & Poor's 400 Mid-Cap
Index:

    Performance versus the Performance Fee
    S&P 400 Mid-Cap Index              Adjustment
 .................................................

           10% to less than 25%           0.01%
           25% to less than 40%           0.03%
           40% or more                    0.05%

For its services for fiscal year 1997, the Advisor received, pursuant to the Investment
Advisory Agreement, an advisory fee of 0.80% of the Fund's average daily net assets, which included a performance adjustment of 0.0028%.
The Advisor may in its discretion defer its fees or assume the Fund's operating expenses.

The Capital Accumulation Fund may use a
multi-manager approach.
The Capital Accumulation Fund has a pool of five investment subadvisors ("Subadvisors") ready to manage the Fund's assets. The subadvisors are listed below, the asterisk indicates the subadvisor(s) currently comprising the management team.

    Subadvisor                 Ownership
 .................................................

     *Brown Capital           African American
 Fortaleza Asset Management     Hispanic/Women
       Apodaca                Hispanic American
     New Amsterdam                 Women
       Sturdivant              African American

 .................................................


The Advisor has retained a consultant to make recommendations on allocations to Subadvisors.

The Advisor will select which Subadvisors will manage the Capital Accumulation Fund's assets at any given time and the allocation of assets among the managers. Each firm has selected a performance index against which it will be measured with respect to payment of a performance fee, as explained in the next section.

 .................................................

Brown Capital Management, Inc.

Brown Capital Management, Inc. of Baltimore,
Maryland believes that capital can be enhanced in times of opportunity and preserved in times of adversity without timing the market. The firm uses a bottom-up approach that incorporates growth-adjusted price earnings.
Stocks purchased are generally undervalued and have momentum, have earnings per share growth rates greater than the market, are more profitable than the market, and have relatively low price-earnings ratios. Its performance index is a blended 60% Russell 1000 Growth and 40% Russell 2000.

Eddie C. Brown is founder and President of Brown Capital Management. He has over 22 years of investment experience, having served as a Vice President and Portfolio Manager for 10 years at T. Rowe Price Associates immediately prior to starting his own firm. Mr. Brown holds an M.S. in Electrical Engineering from New York
University, and an M.S. in Business
Administration from the Indiana University
School of Business. Additionally, he is a professionally-designated Chartered Financial
Analyst (CFA) and Chartered Investment
Counselor.

The Capital Accumulation Fund's remaining pool of Subadvisors are described in the SAI. See
"Investment Advisor and Subadvisors."

Capital Accumulation Fund subadvisory
compensation
The Investment Subadvisory Agreement between the Advisor and each of the Subadvisors provides that the Subadvisors currently managing Fund assets are entitled to a base subadvisory fee of 0.25% of that portion of the Fund's average daily net assets managed by the Subadvisor, paid by the Advisor out of the fee the Advisor receives from the Fund. Each
Subadvisor may earn (or have its base fee reduced by) a performance adjustment based on the extent to which performance of the Fund exceeds or trails the index agreed on with the
Advisor:

     Performance versus    Performance Fee
          the Index            Adjustment
 .................................................

     10% to less than 25%       0.02%
     25% to less than 40%       0.05%
     40% or more                0.10%

Payment by the Fund of a performance adjustment will be conditioned on: (1) the performance of the Fund as a whole having exceeded the S&P 400
Mid-Cap Index; and (2) payment of the
performance adjustment not causing the Fund's performance to fall below the S&P 400 Mid-Cap
Index. The performance adjustment will be paid by the Fund to the Advisor, which will then pass it on to the Subadvisor.

 .................................................

Portfolio Advisory Services, Inc. ("PASI") is the investment subadvisor to the New Vision
Small Cap Fund.

PASI's principal business office is 725 South
Figueroa Street, Suite 2328, Los Angeles,
California, 90017. As of March 31, 1997, PASI managed in excess of $244 million, including mutual fund assets. PASI manages the investment and reinvestment of the assets of the Fund, although the Advisor may screen potential investments for compatibility with the Fund's social criteria. PASI's investment style features quantitative screens and in-depth
"bottom-up" fundamental analysis to identify superior growth stocks.

 .................................................

Portfolio Manager for the New Vision Small Cap
Fund

The portfolio management team for the New
Vision Small Cap Fund (since inception) is led by Cedd Moses, Director and Managing Director of Investments of PASI, and PASI's principal shareholder. Mr. Moses earned a Bachelor of Science in Mechanical Engineering from UCLA in
1982, and subsequently worked with several securities firms before founding PASI in 1988.
Mr. Moses is assisted by portfolio managers
Kathleen Kalp and Stuart L. Peterson, both firm vice presidents. Ms. Kalp, a member of the investment policy committee, is responsible for the general analysis of securities. In 1990, she joined Pilgrim America where her responsibilities included general equity analysis for the $250 million "Magnacap" Growth and Income Fund. Ms. Kalp began her career in 1984 with William O'Neil & Co. as a research analyst. She has an MBA from Loyola Marymount
University, a BA in Business Economics from the University of California at Santa Barbara, and is currently a CFA Level III candidate.

Mr. Peterson, also an investment policy
committee member, is responsible for the general analysis of securities and development of PASI's original security screens.
Previously, he worked at Chase Manhattan Bank in the Financial Products Group (1994), analyzing investment management industry trends and various derivative products. Mr. Peterson began his career with Lehman Brothers in 1989, and was a Registered Representative at Dean
Witter Reynolds, Inc. from 1990 to 1993. He received an MBA in Analytic Finance from the University of Chicago and a BA in Economics from the University of California, Los Angeles.

The Investment Subadvisory Agreement between the Advisor and PASI provides that PASI is entitled to a base subadvisory fee of 0.47% of the Fund's average daily net assets managed by PASI. PASI's fee is paid by the Advisor out of the fee the Advisor receives from the Fund.

The Funds have obtained an exemptive order from the Securities and Exchange Commission to permit them, pursuant to approval by the Board of Directors/Trustees, to enter into and materially amend contracts with a Subadvisor without shareholder approval. See "Investment
Advisor and Subadvisor" in the SAI for further details.

 .................................................

Calvert Administrative Services Company
provides administrative services for the Fund.

Calvert Administrative Services Company
("CASC"), an affiliate of the Advisor, provides certain administrative services to the Fund, including the preparation of regulatory filings and shareholder reports, the daily determination of its net asset value per share and dividends, and the maintenance of its portfolio and general accounting records. For providing such services, CASC receives an annual fee, payable monthly, from both Funds of 0.10% of the respective Fund's average daily net assets.

 .................................................

Calvert Distributors, Inc. serves as
underwriter to market the Funds' shares.

Calvert Distributors, Inc. ("CDI") is both
Funds' principal underwriter and distributor.
Under the terms of its underwriting agreement with the Funds, CDI markets and distributes the Funds' shares and is responsible for payment of commissions and service fees to broker-dealers, banks, and financial services firms, preparation of advertising and sales literature, and printing and mailing of prospectuses to prospective investors.

 .................................................

The transfer agent keeps your account records.

Calvert Shareholder Services, Inc. is both
Funds' transfer, dividend disbursing and shareholder servicing agent.

SHAREHOLDER GUIDE
 .................................................

Opening An Account
You can buy shares of the Fund in several ways.

An account application accompanies this
prospectus. A completed and signed application is required for each new account you open, regardless of the method you choose for making your initial investment. Additional forms may be required from corporations, associations, and certain fiduciaries. If you have any questions or need extra applications, call your broker, or Calvert Group at 800-368-2748. Be sure to specify which class you wish to purchase.

To invest in any of Calvert's tax-deferred retirement plans, please call Calvert Group at 800-368-2748 to receive information and the required separate application.

 .................................................

Alternative Sales Options
The Fund offers two classes of shares:

Class A Shares - Front End Load Option

Class A shares are sold with a front-end sales charge at the time of purchase. Class A shares are not subject to a sales charge when they are redeemed.

Class C shares - Level Load Option

Class C shares are sold without a sales charge at the time of purchase or redemption.

 .................................................

Class C shares have higher expenses than Class
A shares.

Each Fund bears some of the costs of selling its shares under Distribution Plans adopted with respect to its Class A and Class C shares pursuant to Rule 12b-1 under the 1940 Act.
Payments under the Class A Distribution Plan are limited to up to 0.35% with respect to the Capital Accumulation Fund, and up to 0.25% with respect to the New Vision Small Cap Fund, annually of the average daily net asset value of Class A shares, while payments under Class C
Distribution Plan are 1.00% of the average daily net asset value of Class C shares.

 .................................................

Considerations for deciding which class of shares to buy.

Income distributions for Class A shares will probably be higher than those for Class C shares, as a result of the distribution expenses described above. (See also "Total
Return") You should consider Class A shares if you qualify for a reduced sales charge under Class A. Class A shares may also be more appropriate for larger accounts or if you plan to hold the shares for several years. Class C shares are not available for investments of $1 million or more.

Class A Shares
Class A shares are offered at net asset value plus a front-end sales charge as follows:

                                                               Concession
                                    As a % of     As a % of    to Dealers as a
  Amount of                         Offering      Net Amount   % of Amount
  Investment                          Price        Invested    Invested
 .................................................

  Less than $50,000                   4.75%          4.99%        4.00%
  $50,000 but less than $100,000      3.75%          3.90%        3.00%
  $100,000 but less than $250,000     2.75%          2.83%        2.25%
  $250,000 but less than $500,000     1.75%          1.78%        1.25%
  $500,000 but less than $1,000,000   1.00%          1.01%        0.80%
  $1,000,000 and over                 0.00%          0.00%       0.25%*

*CDI reserves the right to recoup any portion of the amount paid to the dealer if the investor redeems some or all of the shares from the Fund within twelve months of the time of purchase.

Sales charges on Class A shares may be reduced or eliminated in certain cases. See Exhibit A to this prospectus.

The sales charge is paid to CDI, which in turn normally reallows a portion to your broker-dealer. Upon written notice to dealers with whom it has dealer agreements, CDI may reallow up to the full applicable sales charge.
Dealers to whom 90% or more of the entire sales charge is reallowed may be deemed to be underwriters under the Securities Act of 1933.

In addition to any sales charge reallowance or finder's fee, your broker-dealer, or other financial service firm through which your account is held, currently will be paid periodic service fees at an annual rate of up to 0.25% of the average daily net asset value of Class A shares held in accounts maintained by that firm.

 .................................................

Class A Distribution Plan
Each Fund has adopted a Distribution Plan with respect to its Class A shares (the "Class A
Distribution Plan"), which provides for
payments at a maximum rate of 0.35% with respect to the Capital Accumulation Fund, and 0.25% with respect to the New Vision Small Cap
Fund, of the average daily net asset value of Class A shares, to pay expenses associated with the distribution and servicing of Class A shares. Amounts paid by the Fund to CDI under the Class A Distribution Plan are used to pay to broker-dealers and others, including CDI salespersons who service accounts, service fees at an annual rate of up to 0.25% of the average daily net asset value of Class A shares, and to pay CDI for its marketing and distribution expenses, including, but not limited to, preparation of advertising and sales literature and the printing and mailing of prospectuses to prospective investors. During the fiscal year ended March 31, 1997, Class A distribution Plan expenses for the Capital Accumulation Fund were 0.35% and were waived for the New Vision Small
Cap Fund.

Class C Shares
Class C shares are not available through all dealers. Class C shares are offered at net asset value, without a front-end sales charge or a contingent deferred sales charge. Class C expenses are higher than those of Class A.

 .................................................

Class C Distribution Plan
Each Fund has adopted a Distribution Plan with respect to its Class C shares (the "Class C
Distribution Plan"), which provides for
payments at an annual rate of up to 1.00% of the average daily net asset value of Class C shares, to pay expenses of the distribution and servicing of Class C shares. Amounts paid by the Fund under the Class C Distribution Plan are currently used by CDI to pay broker-dealers and other selling firms quarterly compensation at an annual rate of up to 0.75%, plus a service fee of up to 0.25%, of the average daily net asset value of each share sold by such others. During the fiscal year ended March
31, 1997, Class C Distribution Plan expenses for the Capital Accumulation Fund were 1.00% of the average daily net assets. For the period ended March 31, 1997, distribution expenses were waived for the New Vision Small Cap Fund.

 .................................................

Arrangements with Broker-Dealers and Others
CDI may also pay additional concessions, including non-cash promotional incentives, such as merchandise or trips, to dealers employing registered representatives who have sold or are expected to sell a minimum dollar amount of shares of the Fund and/or shares of other Funds underwritten by CDI. CDI may make expense reimbursements for special training of a dealer's registered representatives, advertising or equipment, or to defray the expenses of sales contests. CDI may receive reimbursement of eligible marketing and distribution expenses from the Fund's Rule
12b-1 Distribution Plan and in compliance with the rules of the NASD.

Broker-dealers or others may receive different levels of compensation depending on which class of shares they sell. Payments pursuant to a Distribution Plan are included in the operating expenses of the class.

                         HOW TO BUY SHARES

METHOD            INITIAL INVESTMENT    ADDITIONAL
INVESTMENT

BY MAIL           $2,000 minimum                  $250   minimum
                  Please make your check payable  Please make your check payable
                  to the Fund ad mail it          to the Fund and mail it
                  with your application to:       with your investment slip to:
                  Calvert Group                   Calvert Group
                  P.O. Box 419544                 P.O. Box 419544
                  Kansas City, MO 64141-6544      Kansas City, MO 64141-6544

BY REGISTERED,    Calvert Group                   Calvert Group
CERTIFIED, OR     c/o NFDS, 6th Floor             c/o NFDS, 6th Floor
OVERNIGHT MAIL    1004 Baltimore                  1004 Baltimore
                  Kansas City, MO 64105-1807      Kansas City, MO 64105-1807

THROUGH           $2,000 minimum                  $250 minimum
BROKER
AT THE CALVERT    Visit the Calvert Branch Office to make investments by check.
BRANCH OFFICE     See the back cover page for the address.


FOR ALL OPTIONS BELOW, PLEASE CALL YOUR
FINANCIAL PROFESSIONAL OR
CALVERT GROUP AT 800-368-2745

BY EXCHANGE      $2,000 minimum                   $250 minimum
(FROM YOUR
ACCOUNT IN      When opening an account by exchange, your new account
ANOTHER         must be established with the same name (s), address and taxpayer
CALVERT         identification number as your existing Calvert account.
FUND)

BY BANK WIRE    $2,000 minimum                    $250 minimum

BY CALVERT      Not Available                     $50   minimum
MONEY           for Initial Investment
CONTROLLER

*Please allow sufficient time for Calvert Group to process your initial request for this service, normally 10 business days. The maximum transaction amount is $300,000, and your purchase request must be received by 4:00 p.m. Eastern time.

NET ASSET VALUE

 .................................................

Net asset value per share ("NAV)" refers to the worth of one share. NAV is computed by adding the value of all portfolio holdings, plus other assets, deducting liabilities and then dividing the result by the number of shares outstanding.
The NAV of each class will vary daily based on the market values of the Fund's investments.

Portfolio securities and other assets are valued based on market quotations, except that securities maturing within 60 days are valued at amortized cost. If quotations are not available, securities are valued by a method that the Board of Directors/Trustees believes accurately reflects fair value.

The NAV is calculated at the close of the Fund's business day, which coincides with the closing of the regular session of the New York
Stock Exchange (normally 4:00 p.m. Eastern time). The Fund is open for business each day the New York Stock Exchange is open. All purchases of Fund shares will be confirmed and credited to your account in full and fractional shares (rounded to the nearest 1/1000 of a share).



-------------------------------------------------
       WHEN YOUR ACCOUNT WILL BE CREDITED
 .................................................

Before you buy shares, please read the
following information to make sure your
investment is accepted and credited properly.

Your purchase will be processed at the next offering price based on the next net asset value calculated after your order is received and accepted. All your purchases must be made in U.S. dollars and checks must be drawn on U.S. banks. No cash will be accepted. Each Fund reserves the right to suspend the offering of shares for a period of time or to reject any specific purchase order. If your check is not paid, your purchase will be canceled and you will be charged a $10 fee plus costs incurred by the Fund. When you purchase by check or with Calvert Money Controller, the Fund may hold payment on redemptions until it is reasonably satisfied that the investment is collected
(normally up to 10 business days from purchase date). To avoid this collection period, you can wire federal funds from your bank, which may charge you a fee. As a convenience, check purchases can be received at Calvert's offices for overnight mail delivery to the transfer agent and will be credited when received by the transfer agent. Any check purchase received without an investment slip may cause delayed crediting.


Certain financial institutions or
broker-dealers which have entered into a sales agreement with CDI may enter confirmed purchase orders on behalf of customers by phone, with payment to follow within a number of days of the order as specified by the program. If payment is not received in the time specified, the financial institution could be held liable for resulting fees or losses.

EXCHANGES
 .................................................

Each exchange represents the sale of shares of one Fund and the purchase of shares of another.
Therefore, you could realize a taxable gain or loss on the transaction.

If your investment goals change, the Calvert
Group Family of Funds has a variety of
investment alternatives that includes common stock funds, tax-exempt and corporate bond funds, and money market funds. The exchange privilege is a convenient way to buy shares in other
Calvert Group Funds in order to respond to changes in your goals or in market conditions.
However, to protect a Fund's performance and to minimize costs, Calvert Group discourages frequent exchanges and may prohibit additional purchases of Fund shares by persons engaged in too many short-term trades. Before you make an exchange from a Fund or Portfolio, please note the following:

     Call your broker or a Calvert
     representative for information and a
     prospectus for any of Calvert's other
     Funds registered in your state. Read the prospectus of the Fund or Portfolio into which you want to exchange for relevant information, including class offerings.

     Complete and sign an application for an
     account in that Fund or Portfolio, taking care to register your new account in the same name and taxpayer identification number as your existing Calvert account(s). Exchange instructions may then be given by telephone if telephone redemptions have been authorized and the shares are not in certificate form.

     Shares on which you have already paid a
     sales charge at Calvert Group and shares acquired by reinvestment of dividends or distributions may be exchanged into another Fund at no additional charge.
     Class C shares may be exchanged for shares of another fund, but will be charged the front-end sales charge, if applicable.

     Shareholders (and those managing multiple accounts) who make two purchases and two exchange redemptions of shares of the same
     Portfolio during any 6-month period will be given written notice that they may be prohibited from making additional investments. This policy does not prohibit a shareholder from redeeming shares of the Fund, and does not apply to trades solely among money market funds.

     For purposes of the exchange privilege,
     the Fund is related to Summit Cash
     Reserves Fund by investment and investor services. The Fund reserves the right to terminate or modify the exchange privilege in the future upon 60 days' written notice.

OTHER CALVERT GROUP SERVICES
 .................................................

Calvert Information Network
Calvert Group has a round-the-clock telephone service that lets existing customers obtain prices, yields, performance information, account balances, and authorize certain transactions.

 .................................................

Calvert Money Controller
Calvert Money Controller eliminates the delay of mailing a check or the expense of wiring funds. You can request this free service on your application.

This service allows you to authorize electronic transfers of money to purchase or sell shares.
You use Calvert Money Controller like an
"electronic check" to move money ($50 to $300,000) between your bank account and your Calvert Group account with one phone call.
Allow one or two business days after the call for the transfer to take place; for money recently invested, allow normal check clearing time (up to 10 business days) before redemption requests will be honored. All Calvert Money
Controller transaction requests must be
received by 4:00 p.m. Eastern time.

You may also arrange systematic monthly or quarterly investments (minimum $50) into your Calvert Group account. After you give us proper authorization, your bank account will be debited to purchase Fund shares. A debit entry will appear on your bank statement. Share purchases made through Calvert Money Controller will be subject to the applicable sales charge.

 .................................................

Telephone Transactions
Calvert may record all telephone calls.

You may purchase, redeem, or exchange shares, wire funds and use Calvert Money Controller by telephone if you have pre-authorized service instructions. You automatically have telephone privileges unless you elect otherwise. You automatically have telephone privileges unless you elect otherwise. Each Fund, the transfer agent and their affiliates are not liable for acting in good faith on telephone instructions relating to your account, so long as they follow reasonable procedures to determine that the telephone instructions are genuine. Such procedures may include recording the telephone calls and requiring some form of personal identification. You should verify the accuracy of telephone transactions immediately upon receipt of your confirmation statement.

 .................................................

Optional Services
Complete the account application for the easiest way to establish services.

The easiest way to establish optional services on your Calvert Group account is to select the options you desire when you complete your account application. If you wish to add other options later, you may have to provide us with additional information and a signature guarantee. Please call Calvert Investor
Relations at 800-368-2745 for further
assistance. For our mutual protection, we may require a signature guarantee on certain written transaction requests. A signature guarantee verifies the authenticity of your signature, and may be obtained from any bank, trust company, savings and loan association, credit union, broker-dealer firm or member of a domestic stock exchange. A signature guarantee cannot be provided by a notary public.

Householding of General Mailings
Householding reduces Fund expenses while saving paper and postage expenses.

If you have multiple accounts with Calvert, you may receive combined mailings of statements, confirms, prospectuses, semi-annual and annual reports. Please contact Calvert Investor
Relations at 800-368-2745 to consolidate mailings and receive additional copies of information.

 .................................................

Special Services and Charges
The Fund pays for shareholder services but not for special services that are required by a few shareholders, such as a request for a historical transcript of an account. You may be required to pay a research fee for these special services.

If you are purchasing shares of the Fund through a program of services offered by a broker, dealer or financial institution, you should read the program materials in conjunction with this Prospectus. Certain features may be modified in these programs, and administrative charges may be imposed by the broker-dealer or financial institution for the services rendered.

 .................................................

Tax-Saving Retirement Plans
Contact Calvert Group for complete information kits discussing the plans, and their benefits, provisions and fees.

Calvert Group can set up your new account in the Fund under one of several tax-deferred plans. These plans let you invest for retirement and shelter your investment income from current taxes. Minimums may differ from those listed in the chart on page 21. Also, reduced sales charges may apply. See "Exhibit
A" - Reduced Sales Charges."

     Individual retirement accounts (IRAs):
     available to anyone who has earned income.
     You may also be able to make investments in the name of your spouse, if your spouse has no earned income.

     Qualified Profit-Sharing and
     Money-Purchase Plans (including 401(k)
     Plans): available to self-employed people and their partners, or to corporations and their employees.

     Simplified Employee Pension Plan
     (SEP-IRA): available to self-employed
     people and their partners, or to
     corporations.

     403(b)(7) Custodial Accounts: available to employees of most non-profit organizations and public schools and universities.

HOW TO SELL YOUR SHARES
 .................................................

You may redeem all or a portion of your shares on any business day. Your shares will be redeemed at the next NAV calculated after your redemption request is received and accepted.
See below for specific requirements necessary to make sure your redemption request is acceptable. Remember that the Fund may hold payment on the redemption of your shares until it is reasonably satisfied that investments made by check or by Calvert Money Controller have been collected (normally up to 10 business days). The Fund reserves the right to redeem in kind (i.e., to give you the value of your redemption in portfolio securities instead of in cash).

 .................................................

-------------------------------------------------
       REDEMPTION REQUIREMENTS TO REMEMBER
To ensure acceptance of your redemption
request, please follow the procedures described here and below.

Once your shares are redeemed, the proceeds will normally be sent to you on the next business day, but if making immediate payment could adversely affect the Fund, it may take up to seven (7) days. Calvert Money Controller redemptions generally will be credited to your bank account on the second business day after your phone call. When the New York Stock
Exchange is closed (or when trading is
restricted) for any reason other than its customary weekend or holiday closings, or under any emergency circumstances as determined by the Securities and Exchange Commission, redemptions may be suspended or payment dates postponed.

 .................................................

Minimum account balance is $1,000 per Fund, per class.

Please maintain a balance in each of your fund accounts of at least $1,000, per Fund, per class. If, due to redemptions, the account falls below $1,000, or you fail to invest at least $1,000, your account may be charged a service fee or closed and the proceeds mailed to you. You will be given a notice that your account will be closed after 30 days if the balance is not brought up to the required minimum amount.

 .................................................

By Mail To: Calvert Group, P.O. Box 419544
Kansas City, MO 64141-6544.

You may redeem available shares from your account at any time by sending a letter of instruction, including your name, account and Fund number, the number of shares or dollar amount, and where you want the money to be sent. Additional requirements, below, may apply to your account. The letter of instruction must be signed by all required authorized signers.
If you want the money to be wired to a bank not previously authorized, then a voided bank check must be enclosed with your letter. If you do not have a voided check or if you would like funds sent to a different address or another person, your letter must be signature guaranteed.


  Type of Registration      Requirements

Corporations,         Letter of instruction and corporate resolution, signed by
Associations          person(s) authorized to act on the account, accompanied
                      by signature guarantee(s).

Trusts Letter of instruction signed by the Trustee(s)(as Trustees), with a signature guarantee.(If the Trustee's name is not registered on your account, provide a copy of the trust document,certified within the last 60 days.)
By Telephone

Please call 800-368-2745. You may redeem shares from your account by telephone and have your money mailed to your address of record or wired to a bank you have previously authorized. A charge of $5 is imposed on wire transfers of less than $1,000. See "Telephone Transactions."
If for any reason you are unable to reach the Fund by telephone, whether due to mechanical difficulties, heavy market volume or otherwise, you may send a written redemption request to the Fund by overnight mail. If your account is held through a broker, see "Through Your
Broker."

 .................................................

Exchange to Another Calvert Group Fund

You must meet the minimum investment
requirement of the other Calvert Group Fund or Portfolio. You can only exchange between accounts with identical names, addresses and taxpayer identification number, unless previously authorized with a signature-guaranteed letter. See "Exchanges."

 .................................................

Systematic Check Redemptions

If you maintain an account with $10,000 or more, you may have up to two (2) redemption checks for $100 or more sent to you on the 15th of each month, simply by sending a letter with all the information, including your account number, and the dollar amount. If you would like a regular check mailed to another person or place, your letter must be signature guaranteed.

 .................................................

Through your Broker

If your account is held in your broker's name
("street name"), you should contact your broker directly to transfer, exchange or redeem shares.



-------------------------------------------------
       DIVIDENDS, CAPITAL GAINS AND TAXES
 .................................................

Each year, both Funds distribute substantially all of their respective net investment income to their shareholders.

Dividends from a Fund's net investment income are declared and paid annually. Net investment income consists of the interest income, net short-term capital gains, if any, and dividends declared and paid on investments, less expenses. Distributions of a Fund's net short-term capital gains (treated as dividends for tax purposes) and its net long-term capital gains, if any, are normally declared and paid by a Fund once a year; however, a Fund does not anticipate making any such distributions unless available capital loss carryovers have been used or have expired. Dividend and distribution payments will vary between classes; dividend payments will generally be higher for Class A shares.

Dividend and Distribution Payment Options
Dividends and any distributions are
automatically reinvested in the same Fund at NAV (no sales charge), unless you elect to have the dividends of $10 or more paid in cash (by check or by Calvert Money Controller).
Dividends and distributions may be
automatically invested in an identically registered account with the same account number in any other Calvert Group Fund at NAV. If reinvested in the same Fund account, new shares will be purchased at NAV on the reinvestment date, which is generally 1 to 3 days prior to the payment date. You must notify the Fund in writing prior to the record date to change your payment options. If you elect to have dividends and/or distributions paid in cash, and the U.S.
Postal Service cannot deliver the check, or if it remains uncashed for six months, it, as well as future dividends and distributions, will be reinvested in additional shares.

 .................................................

"Buying a Dividend"

At the time of purchase, the share price of a Fund may reflect undistributed income, capital gains or unrealized appreciation of securities.
Any income or capital gains from these amounts which are later distributed to you are fully taxable. On the record date for a distribution, the Fund's share value is reduced by the amount of the distribution. If you buy shares just before the record date ("buying a dividend") you will pay the full price for the shares and then receive a portion of the price back as a taxable distribution.

 .................................................

Federal Taxes

Each Fund normally distributes all net income and capital gain to shareholders. These distributions are taxable to you regardless of whether they are taken in cash or reinvested.
Distributions of net investment income are taxable as ordinary income; distributions of long-term capital gains are taxable as long-term capital gains regardless of how long you have held the shares. Dividends and distributions declared during October, November or December and paid in January of the following year are taxable in the year they are declared. The Funds will mail you Form 1099-DIV in January indicating the federal tax status of your dividends. If distributions exceed the respective Fund's net investment income and capital gain for the year, the excess will reduce your tax basis for your shares in that Fund.

 .................................................

You may realize a capital gain or loss when you sell or exchange shares.

If you sell or exchange your Fund shares you will have a short or long-term capital gain or loss, depending on how long you owned the shares which were sold. In January, each Fund will mail you Form 1099-B indicating the proceeds from all sales, including exchanges.
You should keep your annual year-end account statements to determine the cost (basis) of the shares to report on your tax returns.

 .................................................

Taxpayer Identification Number

If we do not have your correct Social Security or Corporate Tax Identification Number ("TIN") and a signed certified application or Form W9, Federal law requires the Funds to withhold 31% of your dividends and certain redemptions. In addition, you may be subject to a fine. You will also be prohibited from opening another account by exchange. If this TIN information is not received within 60 days after your account is established, your account may be redeemed at the current NAV on the date of redemption. The
Funds reserve the right to reject any new account or any purchase order for failure to supply a certified TIN.



                    EXHIBIT A
      REDUCED SALES CHARGES (CLASS A ONLY)
 .................................................

You may qualify for a reduced sales charge through several purchase plans available. You must notify the Funds at the time of purchase to take advantage of the reduced sales charge.


Right of Accumulation
The sales charge is calculated by taking into account not only the dollar amount of a new purchase of shares, but also the higher of cost or current value of shares previously purchased in Calvert Group Funds that impose sales charges. This automatically applies to your account for each new purchase.

 .................................................

Letter of Intent
If you plan to purchase $50,000 or more of Fund shares over the next 13 months, your sales charge may be reduced through a "Letter of Intent." You pay the lower sales charge applicable to the total amount you plan to invest over the 13-month period, excluding any money market fund purchases. Part of your shares will be held in escrow, so that if you do not invest the amount indicated, you will have to pay the sales charge applicable to the smaller investment actually made. For more information, see the SAI.

 .................................................

Group Purchases
If you are a member of a qualified group, you may purchase shares of a Fund at the reduced sales charge applicable to the group taken as a whole. The sales charge is calculated by taking into account not only the dollar amount of the shares you purchase, but also the higher of cost or current value of shares previously purchased and currently held by other members of your group.

A "qualified group" is one which (i) has been in existence for more than six months, (ii) has a purpose other than acquiring Fund shares at a discount, and (iii) satisfies uniform criteria which enable CDI and dealers offering Fund shares to realize economies of scale in distributing such shares. A qualified group must have more than 10 members, must be available to arrange for group meetings between representatives of CDI or dealers distributing the Fund's shares, must agree to include sales and other materials related to the Fund in its publications and mailings to members at reduced or no cost to CDI or dealers.

Pension plans may not qualify participants for group purchases; however, such plans may qualify for reduced sales charges under a separate provision (see below). Members of a group are not eligible for a Letter of Intent.

 .................................................

Retirement Plans Under Section 457,
Section 403(b)(7), or Section 401(k)
There is no sales charge on shares purchased for the benefit of a retirement plan under Section
457 of the Internal Revenue Code of 1986, as amended ("Code"), or for a plan qualifying under
Section 403(b)(7) of the Code if, at the time of purchase, Calvert Group has been notified in writing that the 403(b)(7) plan has at least
200 eligible employees. Furthermore, there is no sales charge on shares purchased for the benefit of a retirement plan qualifying under Section
401(k) of the Code if, at the time of such purchase, the 401(k) plan administrator has notified Calvert Group in writing that a) its 401(k) plan has at least 200 eligible employees; or b) the cost or current value of shares the plan has in Calvert Group of Funds
(except money market funds) is at least $1 million.

Neither the Funds, nor CDI, nor any affiliate thereof will reimburse a plan or participant for any sales charges paid prior to receipt of such written communication and confirmation by Calvert Group. Plan administrators should send requests for the waiver of sales charges based on the above conditions to: Calvert Group
Retirement Plans, 4550 Montgomery Avenue, Suite
1000N, Bethesda, Maryland 20814.

 .................................................

Other Circumstances
There is no sales charge on shares of any fund
(portfolio or series) of the Calvert Group of Funds sold to:
(1) Directors, Trustees, Officers, Advisory
Council Members, employees of the Calvert Group of Funds or affiliated companies, employees of broker dealers distributing the Funds' shares and family members of the above; (2) Purchases made through a Registered Investment Advisor;
(3) Trust departments of banks or savings institutions for trust clients of such bank or institution; and (4) Purchases through a broker maintaining an omnibus account with the Fund and purchases are made by (a) investment advisors or financial planners placing trades for their own accounts (or the accounts of their clients) and who charge a management, consulting, or other fee for their services; or
(b) clients of such investment advisors or financial planners who place trades for their own accounts if such accounts are linked to the master account of such investment advisor or financial planner on the books and records of the broker or agent; or (c) retirement and deferred compensation plans and trusts, including, but not limited to, those defined in
Section 401(a) or Section 403(b) of the I.R.C., and "rabbi trusts."

 .................................................

Dividends and Capital Gain Distributions from other Calvert Group Funds
You may prearrange to have your dividends and capital gain distributions from another Calvert
Group Fund automatically invested in your account with no additional sales charge.

 .................................................

Purchases made at net asset value ("NAV")
Except for money market funds, if you make a purchase at NAV, you may exchange that amount to another fund at no additional sales charge.

 .................................................

Reinstatement Privilege
If you redeem Fund shares and then within 30 days decide to reinvest in the same Fund, you may do so at the NAV next computed after the reinvestment order is received, without a sales charge. You may use the reinstatement privilege only once. The Funds reserve the right to modify or eliminate this privilege.